Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

Introduction

On November 2, 2023, Six Flags Entertainment Corporation, a Delaware corporation (“Six Flags”), Cedar Fair, L.P., a Delaware limited partnership (“Cedar Fair”), CopperSteel HoldCo, Inc., a Delaware corporation (“CopperSteel”) and a subsidiary of Six Flags and Cedar Fair, and CopperSteel Merger Sub, LLC a Delaware limited liability company (“Copper Merger Sub”) and a wholly owned subsidiary of CopperSteel, entered into an Agreement and Plan of Merger (the “Merger Agreement”), providing for a merger of equals through (i) the merger of Copper Merger Sub with and into Cedar Fair (the “Cedar Fair First Merger”), with Cedar Fair continuing its existence as the surviving entity (the “Cedar Fair Surviving Entity”) following the Cedar Fair First Merger as a direct subsidiary of CopperSteel, (ii) the subsequent merger of the Cedar Fair Surviving Entity with and into CopperSteel (the “Cedar Fair Second Merger” and together with the Cedar Fair First Merger, the “Cedar Fair Mergers”), with CopperSteel continuing as the surviving corporation, and (iii) the subsequent merger of Six Flags with and into CopperSteel, with CopperSteel continuing as the surviving corporation (the “Six Flags Merger” and together with the Cedar Fair Mergers, the “Mergers”). Six Flags and Cedar Fair intend to complete the Mergers as soon as reasonably practicable and are currently targeting completion of the Mergers during the first half of 2024. The Mergers are subject to regulatory approvals and clearances and other customary closing conditions.

CopperSteel is jointly owned by Six Flags and Cedar Fair and was formed by Six Flags on October 24, 2023, for the purpose of effecting the Mergers. To date, CopperSteel has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement in connection with the Mergers and has nominal assets and liabilities. Upon consummation of the Mergers, Six Flags and Cedar Fair will each have been merged with and into CopperSteel, with CopperSteel surviving as the parent entity and successor corporation to Six Flags and Cedar Fair. Following the closing of the Mergers (the “Closing”), CopperSteel will be headquartered in Charlotte, North Carolina, and is expected to change its name to “Six Flags Entertainment Corporation” and be listed on NYSE under the ticker symbol “FUN.” Separate Financial Statements of CopperSteel are not included in this Form 8-K as CopperSteel is a business combination related shell company and will not be capitalized on other than a nominal basis prior to the effective date of the Mergers.

If the Mergers are completed, subject to certain exceptions, (i) each issued and outstanding unit of limited partnership interest in Cedar Fair (each a “Cedar Fair Unit” and collectively, the “Cedar Fair Units”) will be converted into the right to receive one (1) share of common stock, par value $0.01 per share, of CopperSteel (the “CopperSteel Common Stock”), as may be adjusted pursuant to the Merger Agreement (the “Cedar Fair Exchange Ratio”), together with cash in lieu of fractional shares of CopperSteel Common Stock, without interest and (ii) each issued and outstanding share of common stock, par value $0.025 per share, of Six Flags (the “Six Flags Common Stock”) will be converted into the right to receive 0.5800 shares of CopperSteel Common Stock, as may be adjusted pursuant to the Merger Agreement (the “Six Flags Exchange Ratio”), together with cash in lieu of fractional shares of CopperSteel Common Stock, without interest.

Terms such as Six Flags Stock Options, Six Flags Restricted Shares, Six Flags RSU Awards, Six Flags Deferred Share Unit Awards, Six Flags PSU Awards, Six Flags Board, CopperSteel Stock Options, CopperSteel Restricted Shares, CopperSteel RSU Awards, CopperSteel PSU Awards, Cedar Fair Bonds, Cedar Fair Unit-Settled Deferred Units, Special Dividend and Consent Payment used within the following unaudited pro forma condensed combined financial information shall have the same meanings ascribed thereto as in CopperSteel’s proxy statement/prospectus on Form S-4 (File No. 333-276255), initially filed by CopperSteel on December 22, 2023 and declared effective by the U.S. Securities and Exchange Commission on January 31, 2024 (“CopperSteel’s proxy statement/prospectus on Form S-4”).

The consideration for the merger (“Merger Consideration”) collectively represents (a) a number of validly issued, fully paid and nonassessable shares of CopperSteel Common Stock equal to the Six Flags Exchange Ratio, together with cash in lieu of fractional shares of CopperSteel Common Stock (the “Six Flags Merger Consideration”), and (b) a number of validly issued, fully paid, and nonassessable shares of CopperSteel Common Stock equal to the Cedar Fair Exchange Ratio, together with cash in lieu of fractional shares of CopperSteel Common Stock (the “Cedar Fair Merger Consideration”).

Six Flags, Cedar Fair and CopperSteel have entered into an Amended and Restated Commitment Letter dated as of December 5, 2023 (the “Debt Commitment Letter”), with Goldman Sachs Bank USA (“Goldman Sachs”) and certain other additional arrangers party thereto (together with Goldman Sachs, collectively, the “Arrangers”), pursuant to which the Arrangers have committed to provide a senior secured revolving credit facility consisting of revolving credit commitments in an aggregate amount not to exceed $850 million (the “Committed Debt Financing”) in connection with the Mergers. The Debt Commitment Letter amends, restates and supersedes that certain commitment letter, dated November 2, 2023, which provided revolving credit commitments in an aggregate amount of $800 million. The proceeds from the Committed Debt Financing may be used to, among other things, pay for transaction costs in connection with the Mergers. The obligation of the Arrangers to provide the Debt Financing under the Debt Commitment Letter is subject to a number of conditions, including the receipt of executed loan documentation, accuracy of certain representations and warranties and the consummation of the transactions contemplated by the Merger Agreement.

Prior to the Closing Date, Six Flags intends to co-issue, with Six Flags Theme Parks Inc., a Delaware corporation and a wholly owned subsidiary of Six Flags (“SFTP”), $850 million in aggregate principal amount of new Senior Secured Notes due 2032 (the “New Senior Secured Notes”). The net proceeds from such offering (the “Senior Secured Notes Offering”) will be used to repay in full the loans currently outstanding under Six Flags’ $500.0 million revolving credit loan facility (the “Six Flags Revolving Credit Facility”), repay in full Six Flags’ $479.0 million Tranche B Term Loan facility (the “Six Flags Term Loan B”), and repay up to $165 million of the 7.000% Senior Secured Notes due 2025 issued by SFTP (the “Six Flags 2025 Senior Notes”), which had principal amounts outstanding of $180 million, $479 million and $365 million, respectively, as of December 31, 2023. The remainder of the net proceeds from the Senior Secured Notes Offering is expected to be used (together with other sources of cash) for general corporate purposes, including but not limited to working capital, operating expenses, capital expenditures, debt service requirements and the payment of the Special Dividend and fees and expenses related to the Mergers. The foregoing summary of the anticipated terms of the Senior Secured Notes Offering and the use of proceeds therefrom reflects certain expectations and assumptions of Six Flags and its management as of the date of this filing and remains subject to change. No assurances can be given that the Senior Secured Notes Offering will be consummated on the terms anticipated, if at all.

Six Flags, Cedar Fair, and CopperSteel have also engaged the Arrangers to use commercially reasonable efforts to arrange (x) a new term loan B facility in aggregate principal amount of at least $1,000 million (the “New Cedar Fair Term Loan B Facility”), the net proceeds of which are intended to be used to redeem all of Cedar Fair’s outstanding 5.500% Senior Secured Notes due 2025 (of which an aggregate principal amount of $1,000 million was outstanding as of December 31, 2023) and (y) a new revolving credit facility consisting of revolving credit commitments in an aggregate amount of $300 million (the “Interim New Cedar Fair Revolving Facility”), which will replace and refinance Cedar Fair’s existing revolving credit facility. Upon consummation of the Merger, it is anticipated that the Interim New Cedar Fair Revolving Facility will be replaced by the Committed Debt Financing as contemplated in the Debt Commitment Letter. The New Cedar Fair Term Loan B Facility and the Interim New Cedar Fair Revolving Facility are excluded from the following unaudited pro forma condensed combined financial information as definitive agreements to provide commitments in respect of the New Cedar Fair Term Loan B Facility and the Interim New Cedar Fair Revolving Facility have not been entered into by Cedar Fair as of the date of this filing. As the New Cedar Fair Term Loan B Facility is not directly attributable to the proposed Mergers nor has a definitive agreement been entered into with respect to the New Cedar Fair Term Loan B Facility, it is excluded from the pro forma adjustments.

The following unaudited pro forma condensed combined financial information has been prepared from the respective historical consolidated financial statements of Six Flags and Cedar Fair and has been adjusted to reflect (i) the completion of the Mergers, (ii) proceeds and uses of the Committed Debt Financing entered into in connection with the Mergers, and (iii) the conversion of Cedar Fair Units to CopperSteel Common Stock and associated income tax effects, collectively (the “Transactions”). Additionally, the following unaudited pro forma condensed combined financial information has been adjusted to reflect proceeds and uses of the Senior Secured Notes Offering. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions and the Senior Secured Notes Offering had occurred on December 31, 2023, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023, are presented to give effect to the Transactions and the Senior Secured Notes Offering as if they occurred on January 1, 2023.

The Mergers will be accounted for as a business combination using the acquisition method of accounting, with Cedar Fair as the accounting acquiror. Cedar Fair was determined to be the accounting acquiror primarily based on the evaluation of the following facts and circumstances (i) Cedar Fair equity holders will own a majority of the voting rights of CopperSteel following consummation of the Mergers; following the completion of the Mergers, it is anticipated that persons who were unitholders and stockholders of Cedar Fair and Six Flags, respectively, immediately prior to the Mergers will own approximately 51.2% and 48.8% of CopperSteel

Common Stock, respectively, on a fully diluted basis, (ii) Cedar Fair’s current CEO and CFO will lead the CopperSteel management team as CEO and CFO, while Six Flags’ current CEO and CFO will serve as Executive Chairman of the CopperSteel Board and Chief Integration Officer, respectively, (iii) CopperSteel’s Board of Directors will consist of twelve members, six of whom shall be designated by Cedar Fair and Six Flags and (iv) CopperSteel will be headquartered in Charlotte, North Carolina, which is consistent with the location of Cedar Fair executive leadership prior to the Mergers and does not represent a change in Cedar Fair’s operations or management. The pro forma condensed combined financial information has been prepared to reflect transaction accounting adjustments and financing adjustments to Cedar Fair’s historical financial information.

The pro forma Merger Consideration and purchase price allocation are preliminary and are based upon estimates of the fair market values of the assets and liabilities of Six Flags as of December 31, 2023, utilizing currently available information. Assumptions and estimates underlying the pro forma adjustments, preliminary Merger Consideration, and preliminary purchase price allocations are described in the accompanying notes, which should be read in conjunction with the pro forma condensed combined financial information.

As of the date of this filing, the necessary valuations to arrive at the required final estimates of the fair value and the related allocation of purchase price to acquired assets and liabilities have not been completed, nor have all adjustments necessary to conform Six Flags accounting policies to those of Cedar Fair been identified. A final determination of the fair value of Six Flags’ assets and liabilities will be based on those that exist as of the date on which the Closing occurs (the “Closing Date”), and therefore, cannot be made prior to the completion of the Mergers. In addition, the value of the CopperSteel Common Stock to be distributed upon Closing will be determined based on the market price of Six Flags Common Stock on the Closing Date. The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The final purchase price allocation and measurement of Merger Consideration will be performed subsequent to closing and may be materially different than that reflected herein.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what CopperSteel’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of CopperSteel. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

	Unaudited Pro Forma Condensed Combined Balance Sheet As of December 31, 2023 (in thousands)

	Cedar Fair, L.P. (Historical)	Six Flags Entertainment Corporation (Historical Adjusted)	Transaction Accounting Adjustments		Financing Adjustments		Pro forma Combined
Assets
Current assets
Cash and cash equivalents	$65,488	$77,585	$(35,990)	C	$19,000	O	$126,083
Receivables	79,513	62,660	—		—		142,173
Inventories	44,097	31,624	—		—		75,721
Other current assets	19,742	80,897	—		—		100,639

	208,840	252,766	(35,990)		19,000		444,616
Non current assets
Property and equipment, net	1,635,333	1,285,233	1,241,210	A	—		4,161,776
Goodwill	264,625	659,618	1,851,915	D	—		2,776,158
Other intangibles, net	49,062	344,141	500,859	B	—		894,062
Right-of-use asset	81,173	134,857	(44,206)	G	—		171,824
Other assets	1,500	34,859	(5,768)	J	—		30,591

	$2,240,533	$2,711,474	$3,508,020		$19,000		$8,479,027

Liabilities and owners’ equity (deficit)
Current liabilities
Accounts payable	$37,595	$27,235	$—		$—		$64,830
Deferred revenue	183,689	127,556	—		—		311,245
Accrued interest	32,587	28,704	—		—		61,291
Accrued taxes	45,296	3,861	—		—		49,157
Accrued salaries, wages and benefits	37,421	18,957	—		—		56,378
Self-insurance reserves	30,784	64,605	—		—		95,389
Other accrued liabilities	35,354	79,740	(3,077)	C	—		111,674
			(343)	G
Short-term borrowings	—	180,000	—		(180,000)	O	—
Current portion of long-term debt	—	56,867	—	I	—		56,867

	402,726	587,525	(3,420)		(180,000)		806,831
Deferred tax liability	63,403	189,700	433,995	F	—		403,097
			(284,001)	H
Lease liability	71,951	155,335	(18,863)	G	—		208,423
Other liabilities	9,964	27,263	—		—		37,227
Long-term debt	2,275,451	2,128,612	218,041	J	199,000	O	4,830,397
			9,293	I
Redeemable noncontrolling interests	—	520,998	—	K	—		520,998
Owners’ equity (deficit)
Cedar Fair Special L.P. interests	5,290	—	(5,290)	C	—		—
Cedar Fair General partner	(6)	—	6	L	—		—
Cedar Fair Limited partners	(602,947)	—	602,947	L	—		—
Six Flags Preferred stock, $1.00 par value	—	—	—		—		—
Six Flags Common stock, $0.025 par value	—	2,112	(2,112)	L	—		—
CopperSteel Common stock, $0.01 par value	—	—	1,002	L	—		1,002
Capital in excess of par value	—	1,131,208	617,607	M	—		1,748,815
Accumulated deficit	—	(1,961,603)	1,869,139	N	—		(92,464)
Accumulated other comprehensive income (loss)	14,701	(69,676)	69,676	E	—		14,701

	(582,962)	(897,959)	3,152,975		—		1,672,054

	$2,240,533	$2,711,474	$3,508,020		$19,000		$8,479,027

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2023

(in thousands, except per unit and per share data)

	Cedar Fair, L.P. (Historical)	Six Flags Entertainment Corporation (Historical Adjusted)	Transaction Accounting Adjustments		Financing Adjustments		Pro Forma Combined
Net revenues:
Admissions	894,728	761,060	—		—		1,655,788
Food, merchandise and games	613,969	465,078	—		—		1,079,047
Accommodations, extra-charge products and other	289,971	209,926	—		—		499,897

	1,798,668	1,436,064	—		—		3,234,732
Costs and expenses:
Cost of food, merchandise, and games revenues	159,830	111,595	—		—		271,425
Operating expenses	860,154	685,891	(2,854)	II	—		1,543,191
Selling, general and administrative	296,458	193,907	34,071	CC	—		592,993
			50,748	DD
			17,698	GG
			111	II
Depreciation and amortization	157,995	115,086	168,812	AA	—		444,840
			2,947	BB
Loss on impairment / retirement of fixed assets, net	18,067	39,349	—		—		57,416

	1,492,504	1,145,828	271,533		—		2,909,865

Operating income	306,164	290,236	(271,533)		—		324,867
Interest expense	141,770	161,071	24,284	HH	(10,902)	KK	316,223
Loss on early debt extinguishment	—	13,982	—		—		13,982
Other (income) expense, net	(8,208)	6,393	—		—		(1,815)

Income before taxes	172,602	108,790	(295,817)		10,902		(3,523)
Provision for taxes	48,043	22,290	3,347	EE	2,756	LL	7,781
			(68,655)	FF

Net income	124,559	86,500	(230,509)		8,146		(11,304)
Less: Net income allocated to Cedar Fair General Partner	1	—	(1)	JJ	—		—
Less: Net income attributable to Six Flags noncontrolling interests	—	47,501	—		—		47,501

Net income allocated/attributable to limited partners and controlling interests	124,558	38,999	(230,508)		8,146		(58,805)

Basic income per limited partner unit / common share:
Weighted average limited partner units / common shares outstanding	50,938	83,410					100,513
Net Income (Loss) per limited partner unit / common share	$2.45	$0.47					$(0.59)
Diluted income per limited partner unit / common share:
Weighted average limited partner units / common shares outstanding	51,508	83,935					100,513
Net Income (Loss) per limited partner unit / common share:	$2.42	$0.46					$(0.59)

Notes To Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The pro forma combined financial statements were prepared utilizing the historical financial information of Cedar Fair and Six Flags in accordance with Article 11 of the SEC Regulation S-X, and they incorporate the acquisition method of accounting in accordance with GAAP. Certain transaction accounting adjustments and financing adjustments have been computed in order to show the effects of the Mergers and the Senior Secured Notes Offering on the condensed combined historical financial information of Cedar Fair and Six Flags. These adjustments are preliminary and based upon the estimated fair value of Merger Consideration and management’s estimates of fair value of the assets acquired and liabilities assumed.

The unaudited pro forma condensed combined financial information is presented as follows:

•

The unaudited pro forma condensed combined balance sheet as of December 31, 2023, was prepared based on (i) the historical audited consolidated balance sheet of Cedar Fair as of December 31, 2023 and (ii) the historical audited consolidated balance sheet of Six Flags as of December 31, 2023.

•

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 was prepared based on (i) the historical audited consolidated statement of operations of Cedar Fair for the year ended December 31, 2023 and (ii) the historical audited consolidated statement of operations of Six Flags for the year ended December 31, 2023.

Following the Closing, CopperSteel will adopt the Cedar Fair fiscal calendar. Accordingly, the Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the Transactions and the Senior Secured Notes Offering had occurred on December 31, 2023, and the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023, give effect to the Transactions and the Senior Secured Notes Offering as if they occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the Mergers and integration costs that may be incurred. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances. There are no material transactions between Cedar Fair and Six Flags during the periods presented.

Note 2. Accounting policies and reclassification adjustment

The accounting policies of CopperSteel shall be those of the accounting acquiror, Cedar Fair. Upon consummation of the Mergers, CopperSteel management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, post-Closing CopperSteel management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of CopperSteel post-Closing. Based on its initial analysis, with the exception of certain reclassification adjustments discussed below, each of Six Flags’ and Cedar Fair’s management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2023

(in thousands)
Cedar Fair, L.P.	Six Flags Entertainment Corporation	Six Flags Entertainment Corporation (Historical)	Reclassification Adjustments	Notes		Six Flags Entertainment Corporation (Historical Adjusted)
Accrued taxes		—	3,861	(a	)	3,861
Other accrued liabilities	Other accrued liabilities	73,087	(3,861)	(a	)	79,740
			10,514	(b	)
	Short-term lease liabilities	10,514	(10,514)	(b	)	—

(a)	Reflects reclassification of Six Flags accrued income taxes balance to conform with the presentation of Cedar Fair’s financial statements.
(b)	Reflects reclassification of Six Flags short-term lease liabilities balance to conform with the presentation of Cedar Fair’s financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2023

(in thousands)

Cedar Fair, L.P.	Six Flags Entertainment Corporation	Six Flags Entertainment Corporation (Historical)	Reclassification Adjustments	Notes	Six Flags Entertainment Corporation (Historical Adjusted)
Admissions	Park admissions	743,657	17,403	(c), (e)	761,060
Food, merchandise and games	Park food, merchandise and other	614,036	(148,958)	(c), (e)	465,078
Accommodations, extra-charge products and other	Sponsorship, international agreements and accommodations	68,210	141,716	(c), (e)	209,926
Cost of food, merchandise, and games revenues	Cost of products sold	110,397	1,198	(d)	111,595
Operating expenses	Operating expenses	622,952	62,939	(d), (e)	685,891
Selling, general and administrative	Selling, general and administrative expenses	247,883	(53,976)	(d)	193,907
Loss on impairment / retirement of fixed assets, net			39,349	(f)	39,349
	Loss on impairment of park assets	22,956	(22,956)	(f)	—
	Loss on disposal of assets	16,393	(16,393)	(f)	—
Interest expense	Interest expense, net	158,256	2,815	(g)	161,071
Other income	Other (income) expense, net	9,208	(2,815)	(g)	6,393

(c)	Reflects reclassification between revenue line items to conform with the presentation of Cedar Fair’s financial statements.
(d)	Reflects reclassification between line items within operating income to conform with the presentation of Cedar Fair’s financial statements.

(e)	Reflects reclassification between operating expenses and revenue line items to conform with the presentation of Cedar Fair’s financial statements.
(f)	Reflects reclassification of activity related to asset impairments and disposals to conform with the presentation of Cedar Fair’s financial statements.
(g)	Reflects reclassification of activity within non-operating expenses to conform with the presentation of Cedar Fair’s financial statements.

Note 3. Preliminary Purchase Price Allocation

The Mergers will be accounted for as a business combination under Accounting Standards Codification (“ASC”) 805, Business Combinations, using the acquisition method of accounting, and Cedar Fair has been determined to be the accounting acquirer. The allocation of the preliminary estimated purchase price with respect to the Mergers is based upon Six Flags’ and Cedar Fair’s management’s estimates and assumptions related to the fair value of assets acquired and liabilities assumed as of December 31, 2023, using currently available information. The estimated fair value of Merger Consideration transferred is based on the closing Six Flags Common Stock price per share as of April 5, 2024, and shares outstanding as of December 31, 2023. As the pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation may be materially different from the pro forma amounts included herein.

Adjustments to the estimated amounts or recognition of additional assets acquired or liabilities assumed may occur as additional information is obtained and as more detailed analyses are completed after the Closing Date, and the purchase price allocation will be finalized as soon as reasonably practicable after the Closing Date.

The preliminary purchase price allocation is subject to change due to several factors, including, but not limited to:

•	Changes in the estimated fair value of Six Flags Common Stock, which will ultimately be based upon the market price per share of Six Flags Common Stock on the Closing Date;

•

Changes in the estimated fair value of the identifiable assets acquired and liabilities assumed as of the Closing Date, which could result from changes in market conditions, discount rates, cost assumptions and other factors;

•	Certain factors described in the section entitled “Risk Factors” in CopperSteel’s proxy statement/prospectus on Form S-4.

Refer to the following table for the computation of the preliminary estimated fair value of Merger Consideration transferred:

(in thousands, except per share data)
Six Flags Common Stock Outstanding (1)	84,124
Six Flags Common Stock price (2)	$25.32

Equity portion of Merger Consideration	$2,130,020
Add: Fair value of Six Flags Equity Awards allocated to pre-combination period (3)	12,813
Add: Transaction costs paid by CopperSteel on behalf of Six Flags (4)	79,136

Fair value of Merger Consideration transferred	$2,221,969
Fair value of redeemable noncontrolling interests(5)	520,998

Fair value of Merger Consideration transferred plus redeemable noncontrolling interest	$2,742,967

(1)	Six Flags Common Stock outstanding as of December 31, 2023.
(2)

Six Flags Common Stock price per share as of April 5, 2024. The fair value of the equity portion of Merger Consideration will depend on the market price of Six Flags Common Stock as of the Closing Date. A 10% increase or decrease in the price of Six Flags Common Stock would increase or decrease the total merger consideration by approximately $213 million, assuming all other factors are held constant.

(3)

Certain Six Flags Equity Awards will be exchanged for CopperSteel Equity Awards in connection with the Mergers; this adjustment reflects the estimated Closing Date fair value of the Six Flags Equity Awards for which associated service has been allocated to the pre-combination period. Estimated fair value is based upon the trading price of Six Flags Common Stock as of April 5, 2024.

(4)	Transaction costs incurred by Six Flags but paid by CopperSteel at the Closing Date.
(5)	Preliminary fair value of Six Flags redeemable non-controlling interests as of the Closing Date, estimated to be equal to its carrying value as of December 31, 2023.

The following table summarizes the preliminary purchase price allocation of the assets acquired and liabilities assumed in the Mergers:

(in thousands)	Preliminary Purchase Price Allocation
Cash and cash equivalents	$77,585
Receivables	62,660
Inventories	31,624
Other current assets	80,897
Property and equipment	2,526,443
Other intangibles	845,000
Right-of-use assets	90,651
Other assets	29,091

Total assets acquired	3,743,951
Accounts payable	27,235
Accrued taxes	3,861
Accrued salaries, wages and benefits	18,957
Self-insurance reserves	64,605
Accrued interest	28,704
Other accrued liabilities	79,397
Short-term borrowings	180,000
Current portion of long-term debt	56,867
Deferred revenue	127,556
Long-term debt	2,137,905
Lease liabilities	136,472
Other liabilities	27,263
Deferred tax liabilities	623,695

Total liabilities assumed	3,512,517
Total net assets to be acquired	231,434
Goodwill	2,511,533

Fair value of Merger Consideration transferred plus redeemable noncontrolling interest	$2,742,967

Note 4. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined financial information has been prepared assuming that, upon the consummation of the Mergers, CopperSteel will incur financing in the form of a new revolving credit facility with $850 million of aggregate commitments which will replace the existing revolving credit facilities of each of Cedar Fair and Six Flags, with initial borrowings of approximately $231.7 million, the net proceeds from which are expected to be used to fund the payment of the Special Dividend and fees and expenses related to the Mergers. As of the date of this filing, the foregoing is the anticipated debt to be incurred on the Closing Date, but such financing structure is subject to change at the discretion of Cedar Fair and Six Flags.

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2023 are as follows:

(A)

Represents adjustment to record the preliminary estimated fair value adjustment to property and equipment acquired in the Mergers. The general categories of the acquired property and equipment are expected to be the following:

(in thousands)	Estimated Useful Life (in years)	Preliminary Fair Value
Land	n.a.	$465,000
Structures and Equipment	7	1,981,082
Construction in progress	n.a.	80,361

Total fair value of Six Flags’ tangible assets		2,526,443
Less: Six Flags historical tangible assets		1,285,233

Pro forma adjustment		$1,241,210

The fair value estimate has been determined using a combination of a cost and market approach. Significant factors considered in the cost approach include replacement cost, reproduction cost, depreciation, physical deterioration, functional obsolescence and economic obsolescence of the assets. The market approach estimates fair value by utilizing market data for similar assets. This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of property and equipment, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of property and equipment and the purchase price allocation, which is expected to be finalized subsequent to the Mergers.

(B)

Represents adjustments to record the preliminary estimated fair value of intangibles acquired in the Mergers. The general categories of the acquired identified intangible assets are expected to be the following:

(in thousands)	Estimated Useful Life (in years)	Preliminary Fair Value
Trade Name	Indefinite	$800,000
Licensing	30	40,000
Season passholder relationship	2	5,000

Total fair value of Six Flags’ intangible assets (other than goodwill)		845,000
Less: Six Flags historical intangible assets		344,141

Pro forma adjustment		$500,859

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold, or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is expected to be finalized subsequent to the Mergers.

(C)	Cash and cash equivalents have been adjusted for the following:

(in thousands)
Proceeds from new revolving credit facility (net of fees paid)	$218,973
Payment of Special Dividend to Six Flags Stockholders (i)	(98,762)
Consent payments to Cedar Fair bond holders (ii)	(4,300)
Payment for settlement or redemption of Cedar Fair Special LP Interest (iii)	(5,290)
Structuring fee paid on terminated credit facility (iv)	(5,750)
Payment of transaction bonus (v)	(7,900)
Transaction cost paid by Cedar Fair on behalf of Six Flags (vi)	(79,136)
Cash paid for Cedar Fair transaction costs (vii)	(53,825)

Pro forma adjustment	$(35,990)

(i)

Represents adjustment to reflect the estimated Special Dividend payment to Six Flags Stockholders to be declared one business day prior to the Closing Date. The total amount of the Special Dividend may be higher or lower depending on the number of outstanding Six Flags Equity Awards with dividend participation rights one business day prior to the Closing Date. The amount of the Special Dividend shall be equal to $1.00 per share, plus the product of (a) the Six Flags Exchange Ratio and (b) the amount of distributions per unit declared or paid by Cedar Fair with respect to a Cedar Fair Unit with a record date following the date of the Merger Agreement and prior to the time at which the Six Flags Merger becomes effective (the “Closing Effective Time”), which includes the $0.30 dividend per Cedar Fair Unit declared on February 15, 2024.

(ii)	Reflects recognition of deferred debt issuance cost associated with the Consent Payment to Cedar Fair bond holders related to modification of the Cedar Fair Bonds in connection with the Mergers.

(iii)

Reflects the payment for settlement or redemption of the Cedar Fair Special LP Interests. Following such payment to Cedar Fair Special LP Interest holders, the related capital accounts will be automatically cancelled and retired. The issued and outstanding Cedar Fair Special LP Interests immediately prior to the time at which the Cedar Fair First Merger becomes effective shall be converted into the right to receive $5.29 million (less any Cedar Fair Special LP Interest amounts redeemed) in the aggregate, without interest, with such aggregate amount payable to such holders thereof pro rata based on the holders’ relative capital accounts, and shall thereafter automatically be cancelled and retired and shall cease to exist.

(iv)	Reflects structuring fee paid in connection with terminated commitment for 364-day term loan facility.

(v)

Reflects transaction and performance bonuses paid at the Closing Date to the Six Flags CEO and CFO, and certain other Six Flags and Cedar Fair employees, related to employment agreement modifications entered into in conjunction with the Mergers.

(vi)	Reflects transaction costs to be paid by Cedar Fair on behalf of Six Flags at the Closing Date, included in the fair value of the consideration transferred.

(vii)

Reflects transaction costs to be paid by Cedar Fair subsequent to the balance sheet date; of this amount $3.1 million was included within other accrued liabilities as of December 31, 2023. Refer to adjustment (DD) to the Unaudited Pro Forma Condensed Combined Statement of Operations below.

(D)

Represents the excess of the fair value of consideration transferred over the preliminary fair value of acquired net tangible and identifiable intangible assets net of assumed liabilities and is estimated to be $2.51 billion, which is an increase of $1.85 billion over Six Flags’ book value of goodwill prior to the Mergers. The estimated goodwill to be recognized is attributable to operational and general and administrative cost synergies, expanded market opportunities and other benefits that management believes will result from combining its Cedar Fair operations with the operations of Six Flags. Acquired goodwill will not be income tax deductible.

(E)	Represents the elimination of historical accumulated other comprehensive loss of Six Flags in connection with the Mergers.

(F)	Represents the adjustment to deferred tax liabilities of $434 million as a result of the pro forma adjustments for assets acquired and liabilities assumed.

These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the Transactions. These changes in estimates could be material.

(G)

Reflects adjustment to remeasure acquired lease liabilities and ROU assets in accordance with ASC 842, Leases. Adjustment to the ROU asset is net of the effect of acquired unfavourable lease arrangements of $25 million.

(H)

Cedar Fair was historically treated as a publicly traded partnership for U.S. federal and state income tax purposes. Following the Cedar Fair Mergers, CopperSteel will be subject to U.S. federal income taxes in addition to state and local income taxes. As a result, the unaudited pro forma condensed combined financial information reflects an adjustment to deferred tax liabilities to account for the income tax effects. As such, the adjustment primarily represents the reduction to deferred tax liabilities as a result of the Cedar Fair Mergers. The adjustment of $289.9 million has been preliminarily allocated to equity as CopperSteel management determined that it primarily represents a transaction among stockholders and is partially offset by a $5.9 million adjustment to accumulated deficit related to stock-based compensation. The allocation of this adjustment is not final and is subject to change from the unaudited pro forma condensed combined financial statements presented herein and could result in a material change in provision for taxes.

These estimates are preliminary as adjustments to our deferred taxes could change due to further refinement of our statutory income tax rates used to measure our deferred taxes and changes in the estimates of the fair values of assets acquired and liabilities assumed that may occur in conjunction with the closing of the Transactions. These changes in estimates could be material.

(I)	Reflects preliminary fair value adjustment to the carrying value of debt assumed in connection with the Mergers.

(J)	Reflects the preliminary adjustment to long-term debt in connection with the Committed Debt Financing as follows:

(in thousands)
Proceeds from new revolving credit facility (net of fees paid) (i)	$218,973
Derecognition of deferred debt issuance cost on retired Cedar Fair revolving credit facility (ii)	3,368
Consent Payment to Cedar Fair bond holders (iii)	(4,300)

Pro forma adjustment	$218,041

(i)	Represents estimated borrowings under the new revolving credit facility as of the Closing Date, net of debt issuance costs of $12.8 million.

(ii)

Represents derecognition of deferred debt issuance costs associated with retired Cedar Fair revolving credit facility in the amount of $3.4 million. Additionally, unamortized deferred debt issuance cost of $5.8 million associated with the retired Six Flags Revolving Credit Facility has been derecognized from within other assets.

(iii)	Reflects recognition of deferred debt issuance cost associated with the Consent Payment to Cedar Fair bondholders related to modification of the Cedar Fair Bonds in connection with the Mergers.

(K)

Preliminary estimated fair value of redeemable noncontrolling interests of Six Flags to be recognized in connection with the Mergers is equal to carrying value as of December 31, 2023. The estimated fair value is subject to change.

(L)	Represents the adjustments with an impact to CopperSteel Common Stock, as follows:

See also corresponding tick mark explanations.

(in thousands)
Elimination of Six Flags Common Stock	$(2,112)
Issuance of 48.8 million shares of CopperSteel Common Stock at 0.01 par value (i)	488
Conversion of Cedar Fair Units to CopperSteel Common Stock (ii)	510
Accelerated vesting of certain Six Flags PSU and RSU Awards into CopperSteel Common Stock in connection with the Mergers (iii)	4
Six Flags Restricted Shares issued in connection with the Mergers (iv)	—

Pro forma adjustment	$(1,110)

(i)

Represents the issuance of 48.8 million shares of CopperSteel Common Stock at a par value of $0.01 per share, in exchange for Six Flags Common Stock issued and outstanding as of the Closing Effective Time, including issuance of CopperSteel Common Stock on account of conversion of Six Flags Restricted Shares, Six Flags RSU Awards, and Six Flags Deferred Share Unit Awards as per the Six Flags Exchange Ratio stipulated in the Merger Agreement. The excess fair value over the par value is reflected within capital in excess of par value.

(ii)

Reflects the conversion of Cedar Fair Units and Cedar Fair Unit-Settled Deferred Units to CopperSteel Common Stock at the time at which the Cedar Fair First Merger becomes effective per the Cedar Fair Exchange Ratio stipulated in the Merger Agreement, and the subsequent automatic cancellation and retirement of Cedar Fair Units and Cedar Fair general partnership interests with historical carrying values of $603 million and $6 thousand respectively, at the time at which the Cedar Fair Second Merger becomes effective.

(iii)

Reflects certain Six Flags PSU Awards and Six Flags RSU Awards previously granted to the Six Flags CEO and CFO which will be converted into fully vested shares of CopperSteel Common Stock based on the Six Flags Exchange Ratio as stipulated in the Merger Agreement. These Six Flags PSU Awards and Six Flags RSU Awards were converted into Six Flags Restricted Shares prior to December 31, 2023.

(iv)	Reflects the issuance of Six Flags Restricted Shares to the Six Flags CEO and certain other Six Flags employees in connection with the Mergers.

(M)	Represents the adjustments with an impact to capital in excess of par value, as follows:

See also corresponding tick mark explanations.

(in thousands)
Adjustment for excess of fair value over the par value in respect of CopperSteel Common Stock issued to Six Flags in connection with the Mergers (L) (Note 3)	$2,129,531
Conversion of pre-combination Cedar Fair historical equity to CopperSteel (L)	(603,463)
Accelerated vesting of certain Six Flags PSU Awards and Six Flags RSU Awards into CopperSteel Common Stock in connection with the Mergers (L)	16,380
Six Flags Restricted Shares issued in connection with the Mergers (i)	2,425
Payment of Special Dividend to Six Flags Stockholders (C)	(98,762)
Elimination of pre-combination Six Flags historical capital in excess of par value	(1,131,208)
Fair value of the equity awards issued by CopperSteel to Six Flags attributable to pre-combination service (ii)	12,813
Tax adjustments related to the Cedar Fair Mergers (H)	289,891

Pro forma adjustment	$617,607

(i)	Reflects the issuance of Six Flags Restricted Shares to the Six Flags CEO and certain other Six Flags employees in connection with the Mergers.

(ii)	Reflects fair value of the equity awards issued by CopperSteel to Six Flags employees attributable to pre-combination service, included in the fair value of the Merger Consideration transferred.

(N)	Represents the adjustments with an impact to accumulated deficit, as follows:

See also corresponding tick mark explanations.

(in thousands)
Expected transaction costs of Cedar Fair (C) (iii)	$(50,748)
Elimination of pre-combination Six Flags historical accumulated deficit	1,961,603
Accelerated vesting of certain Six Flags PSU Awards and Six Flags RSU Awards into CopperSteel Common Stock in connection with the Mergers (L)	(16,385)
Recognition of structuring fee for terminated 364-day term loan facility	(5,750)
Payment of transaction bonus (C)	(7,900)
Six Flags Restricted Shares and Restricted Stock Awards issued in connection with the Mergers (i)	(2,425)
Unamortized debt issuance cost on existing debt (ii)	(3,367)
Tax adjustment related to the Cedar Fair Mergers (H)	(5,889)

Pro forma adjustment	$1,869,139

(i)	Reflects the issuance of Six Flags Restricted Shares to the Six Flags CEO and certain other Six Flags employees in connection with the Mergers.

(ii)	Represents derecognition of unamortized debt issuance costs in the amount of $3.4 million in connection with settlement of the existing revolving credit facilities of Cedar Fair.

(iii)

Represents the portion of Cedar Fair’s $53.8 million in total estimated transaction costs in excess of $3.1 million recorded within other accrued liabilities on the Unaudited Pro Forma Condensed Combined Balance Sheet.

Note 5. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

In order to mitigate the possible impact of Sections 280G and 4999 of the Code on Six Flags and certain Six Flags employees, including Messrs. Bassoul and Mick, effective December 20, 2023, the Six Flags Board approved the following in connection with the Mergers:

•

For Mr. Bassoul, payment of 50% of the transaction bonus (i.e., $1,500,000) otherwise payable at the Closing Effective Time by December 31, 2023, in the form of Six Flags Restricted Shares, less applicable taxes, subject to the employment vesting conditions described in CopperSteel’s proxy statement/prospectus on Form S-4;

•

For Messrs. Bassoul and Mick, payment of an amount in cash by December 31, 2023, equal to such executive officers’ 2023 annual bonuses at target levels, less applicable taxes (Mr. Bassoul – $2,325,000; Mr. Mick – $612,000);

•

For certain employees other than Messrs. Bassoul and Mick, payment of a retention award in the form of Six Flags Restricted Shares by December 31, 2023, less applicable taxes, subject to employment vesting conditions; and

•

For certain employees, including Messrs. Bassoul and Mick, conversion by December 31, 2023, of certain outstanding Six Flags RSU Awards and/or Six Flags PSU Awards that would have otherwise vested at or after the Closing Effective Time into Six Flags Restricted Shares, less applicable taxes, subject to the employment vesting conditions described in CopperSteel’s proxy statement/prospectus on Form S-4.

The adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations give effect to these provisions, to the extent material.

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations are as follows:

(AA)

The adjustment reflects a net increase in depreciation expense related to step-up in value of property and equipment acquired. Depreciation adjustments have been computed applying a straight-line method as follows:

(in thousands)	Estimated Useful Life (in years)	Preliminary Estimated Fair Value	Depreciation for the Year Ended December 31, 2023
Land	n.a.	$465,000	$—
Structures and Equipment	7	1,981,082	283,012
Construction in progress	n.a.	80,361	—

Total		2,446,082	283,012
Less: Historical depreciation expense			114,200

Pro forma adjustment for incremental depreciation expense			$168,812

(BB)

Represents the pro forma adjustment to record amortization expense of $2.9 million for the year ended December 31, 2023, based on the preliminary fair value of identified intangible assets less historical amortization expense for the period associated with the historical intangible assets.

(in thousands)	Estimated Useful Life (in years)	Preliminary Estimated Fair Value	Amortization for the Year Ended December 31, 2023
Trade Name	Indefinite	$800,000	$—
Licensing	30	40,000	1,333
Season passholder relationship	2	5,000	2,500

Total		845,000	3,833
Less: Historical amortization expense			886

Pro forma adjustment to incremental amortization expense			$2,947

(CC)

Reflects the Six Flags Stock Options, Six Flags Restricted Shares, Six Flags RSU Awards, and Six Flags PSU Awards outstanding immediately prior to the Closing which will be converted into an award of CopperSteel Stock Options, CopperSteel Restricted Shares, CopperSteel RSU Awards and CopperSteel PSU Awards, respectively. The adjustment reflects the fair value of the portion of share-based payment awards that will be issued by CopperSteel related to services to be rendered subsequent to Closing and the associated change in share-based compensation expense for amounts in excess of expense recognized in the historical periods. Fair value of the replacement equity awards has been estimated based upon the trading price of Six Flags Common Stock as of April 5, 2024.

(DD)

Reflects estimated nonrecurring transaction-related expenses of $50.7 million expected to be incurred by Cedar Fair through Closing Date and which are not reflected in the historical results of operations. These nonrecurring expenses are not anticipated to affect the Unaudited Pro Forma Condensed Combined Statement of Operations beyond twelve months after the Closing.

(EE)

Reflects the removal of the legacy Cedar Fair partnership tax provision and the recording of corporate tax provision on the income of the partnership at an estimated statutory rate of 25.3%. The estimated blended statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Transactions.

(FF)

Reflects estimated income tax impact effect related to the transaction accounting adjustments. Tax-related adjustments are based upon an estimated statutory tax rate of 25.3%. The estimated statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Transactions.

(GG)

Reflects compensation cost related to employment arrangements which are newly entered into by Cedar Fair in conjunction with the Mergers, including a $2.4 million transaction bonuses payable at the Closing Date and $9.7 million in new stock-based compensation awards which vest over 18 months. Additionally includes compensation cost related to $7.0 million in estimated transaction and performance bonuses to the Six Flags CEO and CFO due at the Closing Date and $1.9 million in Six Flags Restricted Shares granted to the Six Flags CEO as a result of modification of certain employee arrangements in conjunction with the Mergers. Fair value of the equity awards has been estimated based upon the trading price of Six Flags Common Stock as of April 5, 2024.

(HH)	Represents an increase to interest expense of $24.3 million for the year ended December 31, 2023, which includes the following:

(in thousands, except per share data)	For the Year Ended December 31, 2023
Interest expense on new revolving credit facility (i)	$22,104
Amortization of deferred issuance costs on new revolving credit facility	2,120
Amortization of the Consent Payment to Cedar Fair bond holders	1,075
Recognition of structuring fee for terminated 364-day term loan facility	5,750
Elimination of historical interest expense and amortization of debt issuance costs on existing revolving credit facilities of Cedar Fair	(9,305)
Write-off of unamortized debt issuance costs on existing Cedar Fair revolving credit facilities	3,368
Amortization of fair value adjustment on acquired Six Flags debt	(828)

Pro forma adjustment	$24,284

(i)

The new revolving credit facility has variable interest rate; interest adjustments assume a rate of 7.33% and an increase or decrease of 1/8th percent in the interest rate would result in an increase or decrease in interest expense of $0.3 million during the year ending December 31, 2023.

(II)	Represents the net change in lease expense for the year ended December 31, 2023, due to remeasurement of acquired lease liabilities and ROU assets.

(JJ)

Reflects adjustment for elimination of net income attributable to Cedar Fair Management, Inc. (the “Cedar Fair General Partner”), an Ohio corporation and the general partner of Cedar Fair for the year ended December 31, 2023, as the Cedar Fair General Partner will be automatically cancelled and shall cease to exist in connection with the Mergers.

Note 6. Financing Adjustments

Prior to the Closing Date, Six Flags intends to co-issue, with SFTP, $850 million in aggregate principal amount of New Senior Secured Notes. For the purposes of the unaudited pro forma condensed combined financial information, we have assumed that the New Senior Secured Notes will carry an interest rate of 6.75% per annum. The actual interest rate of the New Senior Secured Notes may vary from such assumed amount for various reasons, including prevailing interest rates, market conditions and other factors. Six Flags will use the net proceeds from the Senior Secured Notes Offering to repay in full the loans currently outstanding under the Six Flags Revolving Credit Facility, repay in full the Six Flags Term Loan B, and repay up to $165 million of the Six Flags 2025 Senior Notes, which have principal amounts outstanding of

$180 million, $479 million, and $365 million, respectively, as of December 31, 2023. The remainder of the net proceeds from the Senior Secured Notes Offering is expected to be used (together with other sources of cash) for general corporate purposes, including but not limited to working capital, operating expenses, capital expenditures, debt service requirements and the payment of the Special Dividend and fees and expenses related to the Mergers. The adjustments related to the Senior Secured Notes Offering and extinguishment of the borrowings under the Six Flags Revolving Credit Facility, the Six Flags Term Loan B, and the Six Flags 2025 Senior Notes are shown in a separate column as “Financing Adjustments” within the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared assuming that, immediately following the consummation of the Mergers, CopperSteel will assume the obligations of Six Flags as a co-issuer of the New Senior Secured Notes.

(O)

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet – The following table reflects the proceeds from the Senior Secured Notes Offering and extinguishment of the Six Flags Revolving Credit Facility, the Six Flags Term Loan B and a portion of the Six Flags 2025 Senior Notes:

(in thousands)	Cash and cash equivalents	Long-term debt	Short-term borrowings
Offering proceeds:
New Senior Secured Notes	$850,000	$850,000	$—
Extinguishment of Six Flags’ debt
Payoff of Six Flags 2025 Senior Notes	(165,000)	(165,000)	—
Payoff of Six Flags Term Loan B	(479,000)	(479,000)	—
Payoff of Six Flags Revolving Credit Facility	(180,000)	—	(180,000)
Fees and expenses related to debt
New Senior Secured Notes	(7,000)	(7,000)	0

Pro forma adjustment	$19,000	$199,000	$(180,000)

(KK)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations – Represents adjustments related to interest expense for the year ended December 31, 2023, as a result of the Senior Secured Notes Offering, and extinguishment of the Six Flags Revolving Credit Facility, the Six Flags Term Loan B and a portion of the Six Flags 2025 Senior Notes by Six Flags, which includes the following:

(in thousands)	For the Year Ended December 31, 2023
Interest expense on New Senior Secured Notes (i)	$57,863
Amortization on lender fees and debt issuance costs (ii)	802
Elimination of historical interest expense and amortization of debt issuance costs on 2025 Senior Notes of Six Flags (portion being extinguished)	(11,550)
Elimination of historical interest expense and amortization of debt issuance costs on existing Six Flags Revolving Credit Facility	(13,778)
Elimination of historical interest expense and amortization of debt issuance costs on existing Six Flags Term Loan B	(44,239)

Pro forma adjustment	$(10,902)

(i)

The New Senior Secured Notes will bear a fixed interest rate which is estimated to be between 6.5% and 7.0% per annum and the pro forma interest adjustment assumes a fixed interest rate of 6.75%. An increase or decrease of 1/8th percent in the interest rate would result in an increase or decrease in interest expense on the New Senior Secured Notes of $1.1 million during the twelve months ending December 31, 2023.

(ii)	Reflects the interest expense and amortization of lender fees and debt issuance costs related to the New Senior Secured Notes.

(LL)

Reflects estimated income tax impact effect related to the Senior Secured Notes Offering. Tax-related adjustments are based upon an estimated statutory tax rate of 25.3%. The estimated statutory tax rate used for the unaudited pro forma condensed combined financial information will likely vary from the actual effective tax rates in periods as of and subsequent to the completion of the Transactions and the Senior Secured Notes Offering.

Note 7. Earnings Per Share

The following table sets forth the computation of pro forma basic and diluted earnings per share for the year ended December 31, 2023.

(in thousands, except per share data)	For the Year Ended December 31, 2023
Numerator:
Pro forma net loss attributable to CopperSteel Common Stock	$(58,805)
Denominator:
Shares of CopperSteel Common Stock to be issued to Cedar Fair Unitholders pursuant to the Merger Agreement	51,013
Shares of CopperSteel Common Stock to be issued to Six Flags Stockholders pursuant to the Merger Agreement	48,792
Shares of CopperSteel Common Stock to be issued to certain holders of Six Flags Equity Awards pursuant to the Merger Agreement	375
Shares of CopperSteel Common Stock to be issued pursuant to vested CopperSteel Equity Awards issued in respect of Six Flags Equity Awards	150
Shares of CopperSteel Common Stock to be issued pursuant to Six Flags Equity Awards granted to Six Flags employees in connection with the Mergers	56
Shares of CopperSteel Common Stock to be issued pursuant to vested CopperSteel Equity Awards issued in respect of Cedar Fair Equity Awards	127

Pro Forma weighted average shares (basic and diluted)	100,513
Pro forma net loss per share attributable to CopperSteel Common Stock:
Basic and Diluted	$(0.59)